Exhibit 99.2

LEWIS FAMILY GROUP FUND LP

c/o The Schwarz Firm PLLC

954 Lexington Ave, Suite 261

New York, New York 10021

November 23, 2016

Roy Wayne Erwin

President and Chief Executive Officer

Oncologix Tech, Inc.

Amian Angels, Inc.

Esteemcare Inc.

1604 West Pinhook Rd. #200

Lafayette, Louisiana 70508

Re: Second Modification Agreement Re Maturity Date Set Forth in Secured Convertible Promissory Note Dated as of May 26, 2016

Dear Mr. Erwin:

By letter agreement dated September 21, 2016 (the “First Modification Agreement”), the Lewis Family Group Fund LP (the “Lender”), Oncologix Tech, Inc., and its subsidiaries, Amian Angels, Inc. and Esteemcare Inc. (the “Borrower”), agreed to a 30-day extension of the Maturity Date of September 26, 2015 for the timely loan payoff of the May 26, 2016 Secured Convertible Promissory Note (‘Note II”) in the principal amount of $140,000.00, plus applicable interest, by the Borrower to the Lender on October 26, 2016. Borrower has defaulted on October 26, 2016.

Lender is willing to enter into this Second Modification Agreement at the Borrower’s request and agree to an additional 64-day extension through and including December 30, 2016 providing and/or acknowledging the following: (i) the $5,000.00 due on October 26, 2016 per the First Modification Agreement has been paid on October 31, 2016 ($2,500.00), November 4, 2016 ($2,000.00) and November 18, 2016 ($500.00) and accepted as timely, with no additional accrued interest due, but the outstanding principal balance due and payable shall be $145,000.00 as of November 30, 2016 and provided further that: (ii) the post-extension fixed sum of $5,000.00, with no additional accrued interest or late-payment penalty, for the month of November 2016, has been paid in part on November 18, 2016 ($3,166.00) and the balance of $1,834.00, with no additional accrued interest or late payment penalty, is due and payable on November 30, 2016, and (iii) an additional post-extension fixed sum of $5,000.00, with no additional accrued interest or late payment penalty, shall be due for the month of December 2016-payable $1,000.00 on each week ending December 2, 2016, Dec. 9, 2016, Dec. 15, 2016, Dec. 23, 2016 and Dec. 30, 2016. The payoff of the outstanding principal balance of Note II of $145,000.00 shall occur on or before the modified maturity date of December 30, 2016.

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Except for the above modified terms, all other terms of Note II shall remain in full force and effect. This Second Modification Agreement may be executed electronically or by facsimile, and shall be considered original for all purposes.

AGREED TO and ACCEPTED:

ONCOLOGIX TECH, INC.

AMIAN ANGELS, INC.

ESTEEMCARE INC.

By:
Name:	Roy Wayne Erwin
Title:	President and Chief Executive Officer of each Borrower
Date signed:	November 23, 2016

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